SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2005

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)
555 Brooksbank Avenue
North Vancouver
British Columbia V7S 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (604) 983-5555

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

     On February 9, 2005, we issued a press release setting forth our results for the third quarter and nine months ended December 31, 2004. A copy of the press release is furnished herewith as Exhibit 99.1.

     In our press release, we included certain non-GAAP financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission with respect to the three and nine months ended December 31, 2004. Reconciliations for such non-GAAP financial measures are included in Exhibit 99.1. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with Generally Accepted Accounting Principles.

     ADJUSTED EBITDA. Adjusted EBITDA is defined as earnings before interest, interest rate swaps mark-to-market, income tax provision, depreciation and minority interests, adjusted for SARS. For the three and nine months ended December 31, 2004, we reported non-GAAP adjusted EBITDA that excluded the impact of a $3.2 million charge and a $7.0 million charge for stock appreciation rights (“SARS”) in the three and nine month periods, respectively. The adjustment to EBITDA was made to assist investors in comparing the 2003 and 2004 periods because there were no charges for SARS in the 2003 period and because the SARS charge is share-price based, and therefore will change with the share price, it may not be comparable between periods.

     ADJUSTED NET INCOME AND ADJUSTED EPS. Adjusted net income is defined as net income before SARS and the write-off of deferred financing costs. Adjusted EPS is defined as basic EPS before SARS per share and the write-off of deferred financing costs per share. For the three and nine months ended December 31, 2004, we reported non-GAAP adjusted net income and adjusted earnings per share that exclude the charges for SARS discussed above as well as a $3.4 million charge for write-off of deferred financing costs on our term loan repaid on December 31, 2004. For the three and nine months ended December 31, 2003, we reported non-GAAP adjusted net income and adjusted earnings per share that exclude a $2.0 million write-off of deferred financing costs. The adjustment to net income and earnings per share were made to assist investors in comparing the 2003 and 2004 periods because there were no charges for SARS in the 2003 period and because the write-off of deferred financing costs included in the periods were unusual and non-recurring.

     FREE CASH FLOW. Free cash flow is defined as net cash flows provided by operating activities less purchases of property and equipment. We also reported non-GAAP free cash flow (after debt service) from operations. Management believes this non-GAAP measure to provide useful information to investors regarding cash that our operating businesses generates before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate Free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

     EBITDA. EBITDA is defined as earnings before interest, interest rate swap mark-to-market, income tax provision, depreciation and minority interests. We also reported non-GAAP EBITDA. Management believes EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA is consistent with our past practice, and EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA does not reflect cash available to fund cash requirements. Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

Item 7.01 Regulation FD Disclosure

     On February 9, 2005, we issued a press release setting forth our results for the third quarter and nine months ended December 31, 2004. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2005	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer